Exhibit 20

RESTATED FORBEARANCE AGREEMENT

THIS RESTATED FORBEARANCE AGREEMENT (this “Agreement”) is made as of January 30, 2013, by and between Beams Power Investment Limited, a company with limited liability registered under the BVI Business Companies Act, 2004 (as amended) of the British Virgin Islands (“Borrower”), and Warburg Pincus Private Equity IX, L.P. (together with its registered assigns, “Lender”).

RECITALS:

WHEREAS, pursuant to that certain Note Purchase Agreement made as of April 23, 2008 by and between Borrower and Lender (as amended, restated, supplemented or otherwise modified from time to time, the “Note Purchase Agreement”), Borrower issued Lender that certain Senior Exchangeable Note, with an issuance date of April 23, 2008, in the aggregate principal amount of U.S.$30,000,000 (the “Initial Note”), which Initial Note was amended and restated as the Restated Senior Exchangeable Note, which represented, as of the date of issuance, an aggregate of U.S.$30,000,000 in principal, U.S.$28,593,750 in premium, U.S.$4,374,465 in prior late charges, U.S.$4,213,934 in forbearance late charges and U.S.$217,000 in accrued and unpaid expenses, plus such additional amounts provided therein which (the “Restated Senior Exchangeable Note”), which Restated Senior Exchangeable Note is being amended and restated concurrently with the execution and delivery of this Agreement as the Second Restated Senior Exchangeable Note, in the form of Exhibit A attached hereto, with an issuance date of even date herewith, which represents an aggregate of U.S.$30,000,000 in principal, U.S.$28,593,750 in premium, U.S.$33,696,117 in prior late charges, U.S.$298,099 in accrued and unpaid expenses, plus such forbearance late charges, additional late charges and additional amounts provided therein (together, and as further amended, restated, supplemented or otherwise modified from time to time, the “Note”);

WHEREAS, Borrower failed to pay Lender the obligation outstanding under the Initial Note as of the close of business on April 23, 2011, as required thereunder, which failure constituted and continues to constitute an Event of Default under the Note (the “Initial Specified Default”), which Initial Specified Default is continuing and has not been, and is not being, waived by Lender;

WHEREAS, following the Initial Specified Default, Lender and Borrower entered into that certain Forbearance Agreement made as of August 10, 2011 concurrently with the issuance of the Restated Senior Exchangeable Note, pursuant to which, among other things, Lender agreed to forbear from exercising its contractual and legal rights and remedies with respect to the Initial Specified Default until November 23, 2011 or such earlier time set forth in the agreement (the “Forbearance Agreement”);

WHEREAS, Borrower failed to pay Lender the obligation outstanding under the Restated Senior Exchangeable Note by November 23, 2011, as required thereunder, which failure constituted, and continues to constitute, an Event of Default under the Restated Senior Exchangeable Note (the “Additional Specified Default” and, together with the Initial Specified Default, the “Specified Defaults”), which Additional Specified Default is continuing and has not been, and is not being, waived by Lender;

WHEREAS, Borrower has (a) requested that Lender forbear from exercising its contractual and legal rights and remedies with respect to the Specified Defaults and (b) agreed to pay Lender an aggregate of U.S.$30,000,000 of the obligation outstanding under the Restated Senior Exchangeable Note (the “Payment”), which Payment shall be made by Borrower within two (2) Business Days from the date hereof and applied in the following order: (a) first, against the Expenses (as defined in the Restated Senior Exchangeable Note) until the amount of the Expenses equals zero; (b) second, against the Forbearance Late Charges (as defined in the Restated Senior Exchangeable Note) until the amount of the Forbearance Late Charges equals zero; and (c) third, against the Prior Late Charges (as defined in the Restated Senior Exchangeable Note);

WHEREAS, on and subject to the terms and conditions set forth herein, Lender has agreed to forbear after the Agreement Effective Date (as defined below) from exercising certain contractual and legal rights and remedies with respect to the Specified Defaults; and

WHEREAS, this agreement amends and restates the Forbearance Agreement in its entirety, effective as of the Agreement Effective Date.

NOW, THEREFORE, in consideration of the premises set forth above, the terms and conditions contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and each intending to be bound hereby, the parties hereto agree as follows:

1.                                      Capitalized Terms.  Each capitalized term used but not defined herein shall have the meaning ascribed to such term in the Note Purchase Agreement or the Note (as defined below), as applicable.

2.                                      Affirmation of Recitals.  The Recitals set forth above are true and correct and are incorporated herein by this reference.

3.                                      Payment; Forbearance; Acknowledgment of Events of Default and other Acknowledgments; Reservation of Rights.

(a)                                 Borrower shall make the Payment to Lender, in cash by wire transfer in immediately available funds, within two (2) Business Days from the date hereof.

(b)                                 Borrower acknowledges and agrees that (i) the Specified Defaults have occurred and are continuing, and (ii) upon the Forbearance Termination Date (as defined below), the forbearance provided under this Section 3 shall terminate and Lender shall have the right to exercise any and all rights and remedies under the Note and that certain Share Pledge Agreement dated as of April 23, 2008, by and among Borrower, Lender, as secured party, and Lender, as collateral agent, as amended by Amendment No. 1 to Share Pledge Agreement dated as of December 4, 2008 (as amended, restated, supplemented or otherwise modified from time to time, including, without limitation, pursuant to the Pledge Agreement Amendment (as defined below) the “Pledge Agreement”), or otherwise under the Transaction Documents (as defined in the Note) (the “Transaction Documents”) or under applicable law or at equity due to the existence of such Specified Defaults.

(c)                                  Lender hereby agrees as of the Agreement Effective Date to forbear from foreclosing on the Pledged Collateral (as defined in the Pledge Agreement) (the “Pledged Collateral”) solely as a result of the Specified Defaults, in each case until the date (the “Forbearance Termination Date”) that is the earliest to occur of (i) the occurrence of a breach or default under this Agreement or any other Transaction Document, (ii) the occurrence of an Event of Default (as defined in the Note) (each, an “Event of Default”) that does not constitute the Initial Specified Default or the Additional Specified Default, (iii) any representation or warranty made by Borrower under or in connection with this Agreement or any other Transaction Document shall prove to be false or misleading as of the date when made, or (iv) January 30, 2014 (the period beginning on the Agreement Effective Date and ending on the Forbearance Termination Date being referred to herein as the “Forbearance Period”).

The parties agree that neither the foregoing agreement by Lender nor the acceptance by Lender of any of the payments provided for in the Transaction Documents prior to the date hereof, nor any payment prior to the date hereof shall, however, (A) excuse any party from any of its obligations under the Transaction Documents, or (B) toll the running of any time periods applicable to any such rights and remedies, including, without limitation, any grace periods with respect to any Event of Default.  Borrower agrees that it will not assert laches, waiver or any other defense to the enforcement of any of the Transaction Documents based upon the foregoing agreement of Lender to forbear or the acceptance by Lender of any of the payments provided for in the Transaction Documents prior to the date hereof or any payment prior to the date hereof.

(d)                                 Borrower acknowledges and agrees that, if (i) any breach or default under this Agreement or any other Transaction Document occurs, (ii) an Event of Default that does not constitute the Initial Specified Default or the Additional Specified Default occurs, or (iii) any representation or warranty made by Borrower under or in connection with this Agreement or any other Transaction Document shall prove to be false or misleading as of the date when made, in each case after the date hereof, the Forbearance Termination Date shall be deemed to have occurred immediately prior thereto and this Agreement shall terminate and Lender shall be entitled to exercise immediately all of its rights (including the imposition of interest at the default rate on all of the Obligation (as defined in the Note) (the “Obligation”) retroactive to the date on which the Initial Specified Default first occurred or such later date as Lender may determine in its sole discretion) and remedies under the Transaction Documents and under applicable law or at equity.  Borrower hereby further acknowledges and agrees that from and after the Forbearance Termination Date, Lender shall be under no obligation of any kind whatsoever to forbear from exercising any remedies on account of either of the Specified Defaults or any other Event of Default (whether similar or dissimilar to either of the Specified Defaults).

Subject to the terms hereof and the terms of the Transaction Documents, Lender hereby reserves all of its rights, remedies and powers under the Note and the other Transaction Documents at law, in equity or otherwise, including, without limitation, the right to declare all of the Obligation immediately due and payable pursuant to the Note.

4.                                      Conditions Precedent to Effectiveness.  The satisfaction of each of the following shall constitute conditions precedent to the effectiveness of this Agreement and each and every provision hereof (such date being the “Agreement Effective Date”):

(a)                                 Lender shall have received the Payment, which Payment shall have been applied in the following order: (a) first, against the Expenses (as defined in the Restated Senior Exchangeable Note) until the amount of the Expenses equals zero; (b) second, against the Forbearance Late Charges (as defined in the Restated Senior Exchangeable Note) until the amount of the Forbearance Late Charges equals zero; and (c) third, against the Prior Late Charges (as defined in the Restated Senior Exchangeable Note);

(b)                                 Lender shall have received a counterpart of this Agreement duly executed and delivered by Borrower;

(c)                                  Borrower shall have received a counterpart of this Agreement duly executed and delivered by Lender;

(d)                                 Lender shall have received the Second Restated Senior Exchangeable Note, in the form of Exhibit A attached hereto, duly executed and delivered by Borrower;

(e)                                  Lender shall have received a counterpart of Amendment No. 1 to that certain Drag-Along Agreement dated as of August 10, 2011, by and between Lender and Borrower, in the form of Exhibit B attached hereto (the “Drag-Along Agreement Amendment”), duly executed and delivered by Borrower;

(f)                                   Borrower shall have received a counterpart of the Drag-Along Agreement Amendment duly executed and delivered by Lender;

(g)                                  except for representations and warranties which would otherwise fail to be true and correct solely as a result of the occurrence and continuance of the Specified Defaults, the representations and warranties herein and in the Note and the other Transaction Documents shall be true and correct in all material respects (except for those representations and warranties that are qualified by materiality or a Material Adverse Effect, which shall be true and correct in all respects) as of the date hereof, as though made on such date (except for representations and warranties that speak as of a specific date, which shall be true and correct as of such specified date), and Borrower shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by it at or prior to the Agreement Effective Date.  Lender shall have received a certificate from Borrower, executed by the director of Borrower and dated as of the Agreement Effective Date, to the foregoing effect in the form attached hereto as Exhibit C;

(h)                                 no Event of Default (other than the Specified Defaults) shall have occurred and be continuing on the date hereof, nor shall any Event of Default result from the consummation of the transactions contemplated herein;

(i)                                     Lender shall have received the opinion of Maples and Calder, Borrower’s outside British Virgin Islands counsel, dated as of the Agreement Effective Date, in substantially the form of Exhibit D attached hereto;

(j)                                    Lender shall have received the opinion of Davis Polk & Wardwell LLP, Borrower’s outside U.S. counsel, dated as of the Agreement Effective Date, in substantially the form of Exhibit E attached hereto;

(k)                                 Borrower shall have delivered to Lender a certificate evidencing the good standing of Borrower in the British Virgin Islands dated as of a date within twenty (20) days prior to the Agreement Effective Date;

(l)                                     Borrower shall have delivered to Lender a certified copy of the Borrower Articles (as defined below), as certified by the Registrar of Companies of the British Virgin Islands dated as of a date within twenty (20) days prior to the Agreement Effective Date;

(m)                             Borrower shall have delivered to Lender a certificate, executed by a director of Borrower and dated as of the Agreement Effective Date, certifying the resolutions adopted by Borrower’s Board of Directors approving (i) this Agreement, (ii) the restatement of the Restated Senior Exchangeable Note, as contemplated in the Recitals, (iii) the Drag-Along Agreement Amendment, and (iv) the transactions contemplated by each of the foregoing, certifying the current versions of the Borrower Articles and certifying as to the signatures and authority of Persons signing the Transaction Documents and related documents on behalf of Borrower, such resolutions in the form of Exhibit C attached hereto;

(n)                                 Borrower shall have delivered to Lender a certificate, executed by the Secretary of the Company and dated as of the Agreement Effective Date, certifying the current versions of the Company’s Certificate of Incorporation and the Company’s Bylaws and certifying as to the signatures and authority of Persons signing the Transaction Documents and related documents on behalf of the Company, such resolutions in the form of Exhibit F attached hereto;

(o)                                 Borrower shall have delivered to Lender nine (9) stock powers, each with Medallion Guarantee, duly executed by Borrower in blank and in the form attached as Exhibit G hereto; and

(p)                                 No judgment, writ, order, injunction, award or decree of or by any court, or judge, justice or magistrate, including any bankruptcy court or judge, or any order of or by any governmental authority, shall have been issued, and no action or proceeding shall have been instituted by any governmental authority, enjoining or preventing the consummation of the transactions contemplated by this Agreement or the other Transaction Documents; and

(q)                                 Lender shall have received such other information, documents, instruments, approvals or legal matters as Lender or its counsel may reasonably require.

5.                                      Representations and Warranties.  Borrower hereby represents and warrants to Lender as follows (and such representations and warranties shall survive the execution and delivery of this Agreement):

(a)                                 Organization, Good Standing and Qualification.

i.                                          Borrower is a company duly organized, validly existing and in good standing under the laws of the British Virgin Islands and has all requisite corporate power and authority to carry on its business as now conducted and to own and lease its properties.  Borrower has furnished to Lender true and complete copies of Borrower’s Memorandum of Association and Articles of Association, each as amended and in effect as of the date hereof

(collectively, the “Borrower Articles”).  Borrower is not in violation of any provision of the Borrower Articles.  Borrower is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property makes such qualification necessary, except where the failure to so qualify would not have a Material Adverse Effect.  To Borrower’s Knowledge (as defined below), no proceeding has been instituted in any jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail, such power and authority or qualification.  “Knowledge” means the knowledge, which Borrower would have if Borrower had made due and reasonable enquiries of the applicable matter(s).

ii.                                       The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now conducted and to own and lease its properties.  The Company is not in violation of any provision of the Company’s Certificate of Incorporation, including any certificate of designations, or the Company’s Bylaws.  The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property makes such qualification necessary, except where the failure to so qualify would not have a Material Adverse Effect.  To Borrower’s Knowledge, no proceeding has been instituted in any jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail, such power and authority or qualification.

iii.                                    Each Company Subsidiary is duly formed, validly existing and in good standing under the laws of its jurisdiction of organization, with full power and authority to conduct its business as currently conducted and to own or lease its properties.  Borrower has, if requested, made available for Lender’s review, true and complete copies or the articles of incorporation and bylaws (or comparable organizational documents) of each Company Subsidiary.  To Borrower’s Knowledge, no Company Subsidiary is in violation of any of the provisions of its respective certificate or articles of incorporation, bylaws or other organizational or charter documents.  Each Company Subsidiary is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property makes such qualification necessary, except where the failure to so qualify would not have a Material Adverse Effect.  To Borrower’s Knowledge, no proceeding has been instituted in any jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail, such power and authority or qualification.

iv.                                   As of the date hereof, Borrower owns an aggregate of 36,000,000 fully paid and nonassessable shares of Common Stock free and clear of any and all liens, which shares of Common Stock are evidenced by the Common Stock certificates as described and set forth on Exhibit H attached hereto.  Borrower has good and valid title to all such shares, and all of the outstanding shares of capital stock of the Company are validly issued and are fully paid, nonassessable and free of any preemptive and similar rights.  Except as described in the reports, schedules, forms, statements and other documents filed by the Company with the SEC during the three (3) years prior to the date hereof pursuant to the reporting requirements of the Securities Act and the Exchange Act, all of which are available on the SEC’s EDGAR system, the Company owns all of the capital stock or member interests of each Company Subsidiary free and clear of any and all liens, security interest and any other encumbrances or restrictions, and all of the outstanding shares of capital stock or member interests of each Company Subsidiary are validly issued and are fully paid, nonassessable and free of any preemptive and similar rights.  The Company has no Subsidiaries except for the entities set forth on Exhibit I attached hereto.  Borrower has no subsidiaries other than the Company, the Company Subsidiaries and subsidiaries of the Company which are not Company Subsidiaries.

(b)                                 Authorization.  Each of the Company and Borrower has full corporate power and authority and has taken all requisite action necessary for (i) the authorization, execution and delivery of the Transaction Documents to which it is a party, and (ii) the authorization of the performance of its obligations hereunder or thereunder.  The Board of Directors of each of the Company and Borrower has duly authorized the execution and delivery of the Transaction Documents to which it is a party and its consummation of the transactions contemplated hereby and thereby, and such execution, delivery and consummation does not require (A) any further filing, consent or authorization by Borrower, the Company or the Board of Directors or shareholders of Borrower or the Company, or (B) any consent of, action by or in respect of, or filing, submission or registration with, or giving of any notice to, any Person, governmental body, agency or official.  Each of the Company and Borrower has duly executed and delivered the Transaction Documents to which it is a party and such Transaction Documents constitute the legal, valid and binding obligations of it, enforceable against it in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights generally, and to the unenforceability of indemnification provisions that may be against public policy.

(c)                                  Valid Issuance.  The Note has been duly and validly authorized and validly issued, and is and will be free and clear of all taxes, liens, claims, restrictions on transfer, preemptive rights, rights of first refusal or other encumbrances of any nature (other than those created by Lender pursuant to the Pledge Agreement), except for restrictions on transfer set forth in the Transaction Documents or imposed by applicable securities laws.  The transfer of the Exchange Shares deliverable upon exchange of the Note in accordance with the terms thereof has been duly and validly authorized by Borrower’s Board of Directors and, upon transfer, such Exchange Shares will be validly issued, fully paid and nonassessable, and will be free and clear of all taxes, liens, claims, restrictions on transfer, preemptive rights, rights of first refusal or other encumbrances of any nature (other than those created by Lender pursuant to the Pledge Agreement), except for restrictions on transfer set forth in the Transaction Documents or imposed by applicable securities laws.

(d)                                 Consents.  The execution, delivery and performance by Borrower of the Transaction Documents, and the execution, delivery and performance by the Company of the Registration Rights Agreement, as amended by the Registration Rights Agreement Amendment (together, and as amended, restated, supplemented or otherwise modified from time to time, the “Registration Rights Agreement”), and the transactions contemplated thereby requires no consent of, action by or in respect of, or filing, submission or registration with, or giving of any notice to, any Person, governmental body, agency, or official except (i) the filing with the SEC of a current report on Form 8-K, (ii) the filing with the SEC of one or more Registration Statements in accordance with the requirements of the Registration Rights Agreement, and (iii) those that have been made or obtained prior to the date of this Agreement.  Borrower is unaware of any facts or circumstances that might prevent the Company or Borrower from obtaining or effecting any of the registration, application or filings pursuant to the preceding sentence.

(e)                                  Absence of Material Changes.  Since September 30, 2012, there have not been any changes in the assets, liabilities, financial condition, business or results of operation of Borrower, the Company or to Borrower’s Knowledge, any Company Subsidiary, which has had or would reasonably be expected to have a Material Adverse Effect.

(f)                                   No Conflict, Breach, Violation or Default.  Neither the execution, delivery and performance of the Transaction Documents by the Company or Borrower nor the consummation of any of the transactions contemplated thereby will (i) conflict with or result in a violation of the Borrower Articles, or any certificate of incorporation, certificate of formation, any certificate of designations or other constituent documents of the Company or to Borrower’s Knowledge, any Company Subsidiary, the Company’s Bylaws or to Borrower’s Knowledge, the bylaws of any Company Subsidiary, (ii) give rise to the right to terminate, cancel, amend or accelerate the due date of any payment under (with or without notice, lapse or time or both), or conflict with or result in a breach of any term or provision of, or constitute a default (or any event which with notice or lapse of time or both would constitute a default) under, or require any consent or waiver under or result in the execution or imposition of any lien, charge or encumbrance upon the properties or assets of Borrower, the Company or to Borrower’s Knowledge, any Company Subsidiary pursuant to the terms of, any indenture, mortgage, deed of trust or other agreement or instrument to which Borrower, the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary is bound or to which any of its assets or properties is subject, or (iii) result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority, or the bylaws and rules of Nasdaq to which Borrower, the Company or any Company Subsidiary is subject (including federal and state securities laws and regulations), or by which any property or asset of Borrower, the Company or any Company Subsidiary is bound or affected; except in the case of each of clauses (ii) and (iii), such as would not reasonably be expected to have a Material Adverse Effect.  None of Borrower, the Company or to Borrower’s Knowledge, any Company Subsidiary, individually and on a consolidated basis, is as of the date hereof, and after giving effect to the transactions contemplated hereby, will be, Insolvent.  For purposes of this Section 5(f), “Insolvent” means, with respect to any Person, (A) the present fair saleable value of such Person’s assets is less than the amount required to pay such Person’s total Indebtedness, (B) such Person is unable to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured, (C) such Person intends to incur or believes that it will incur debts that would be beyond its ability to pay as such debts mature, or (D) such Person has unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted.

(g)                                  Absence of Litigation.  There are no pending or, to Borrower’s Knowledge, threatened actions, suits, proceedings, inquiries or investigations against or affecting Borrower, the Company, any Company Subsidiary or any of their respective properties or any of the officers and directors of Borrower, the Company or any Company Subsidiary in their capacities as such. The SEC has not issued any stop order or other order suspending the effectiveness of any registration statement filed by the Company under the Exchange Act or the Securities Act.

(h)                                 Bankruptcy.  None of Borrower, the Company or to Borrower’s Knowledge, any Company Subsidiary has taken any steps to seek protection pursuant to any bankruptcy law nor does Borrower have any knowledge or reason to believe that its creditors or the creditors of the Company or any Company Subsidiary intend to initiate involuntary bankruptcy proceedings or any knowledge of any fact that would reasonably lead a creditor to do so.

(i)                                     Compliance.  None of Borrower, the Company or to Borrower’s Knowledge, any Company Subsidiary (i) is in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by Borrower, the Company or a Company Subsidiary, as applicable, under), nor has Borrower, the Company or to Borrower’s Knowledge, any Company Subsidiary received notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), except for the Specified Defaults, (ii) is in violation of any order of any court, arbitrator or governmental body, or (iii) is or has been in violation of any law, statute, rule or regulation of any governmental authority, including without limitation all foreign, federal, state and local laws relating to taxes, environmental protection, occupational health and safety, product quality and safety and employment and labor matters, except in each case as would not, have or reasonably be expected to result in a Material Adverse Effect.

(j)                                    Disclosure; No Undisclosed Events, Liabilities, Developments or Circumstances.  Borrower confirms that neither it, nor any other Person acting on its behalf, has provided Lender or its agents or counsel with any information that constitutes or could reasonably be expected to constitute material, nonpublic information regarding the Company.  All disclosure provided to Lender regarding Borrower and its business furnished by or on behalf of Borrower is true and correct as of the date hereof and as of the date hereof does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(k)                                 Ranking of Note.  As of the date of this Agreement, except for the indebtedness under the Note, Borrower has no indebtedness for borrowed money.

(l)                                     Performance.  Except for the Specified Defaults, Borrower has performed in all material respects all agreements to be performed on its part on or before the date hereof as set forth in the Note and the other Transaction Documents.

(m)                             No Duress.  This Agreement has been entered into without force or duress, of the free will, and with full knowledge, of Borrower.  Borrower’s decision to enter into this Agreement is an informed decision and Borrower is aware of all legal and other ramifications of such decision.

(n)                                 Comprehension and Advice of Counsel.  (i) Borrower has read and reviewed the terms and provisions of this Agreement in its full and final form and are familiar with same, (ii) the terms and provisions contained herein are understood by Borrower and have been consented to by Borrower, (iii) Borrower has had benefit and advice of counsel of its own selection, or the opportunity to obtain the benefit and advice of counsel of its own selection, in regard to understanding the terms, meaning and effect of this Agreement, and (iv) in executing this Agreement, Borrower is relying on no representations, either written or oral, express or implied, made to Borrower.  Borrower acknowledges that Lender’s agreements set forth in this Agreement are adequate and sufficient consideration for the agreements of Borrower set forth in this Agreement.

6.                                      Covenants.  Borrower hereby covenants and agrees with Lender as follows:

(a)                                 Compliance with the Transaction Documents.  Borrower shall strictly adhere to all the terms, conditions and covenants of the Transaction Documents, including terms requiring prompt payment of the Obligation when due.

(b)                                 Make Borrower Representatives Available.  Borrower shall, upon two (2) days’ notice from Lender, make each of its representatives available for meetings with Lender, as may be requested by Lender.  Borrower acknowledges and agrees that all fees, costs and expenses incurred or charged by Lender in connection with the analysis and review of Borrower’s affairs, financial conditions, assets and operations shall immediately constitute a part of the Obligation that will be secured by the Pledged Collateral and shall be payable by Borrower.

(c)                                  Cooperation.  Borrower shall cooperate fully with Lender in furnishing information and taking such other action as required or contemplated by this Agreement and the other Transaction Documents, including, without limitation, providing all information requested and providing Lender full access to its original books and records (and to permit Lender to make copies thereof (subject to a reasonable written confidentiality agreement)), property and assets wherever they may be located, which right of access shall include the right to inspect and appraise such property and assets.  Borrower authorizes Lender to meet or have discussions with Borrower from time to time to discuss any matters regarding Borrower’s assets, affairs, financial conditions and operations, and shall direct and authorize, and hereby directs and authorizes, Borrower’s representatives to fully disclose to Lender all information requested by the Lender regarding Borrower’s assets, affairs, financial condition and operations.

(d)                                 No Pledge or Lien.  Borrower shall not, and Borrower shall cause its Affiliates not to (i) pledge, or (ii) otherwise take any action, or fail to take any action, that would result in the creation or imposition of any lien on, in either case, any shares of Common Stock “beneficially owned” (as defined for purposes of Rule 13d-3 of the Exchange Act) by Borrower or any Affiliate of Borrower.

(e)                                  Full Disclosure.  Borrower shall make full and complete disclosure of all aspects of its assets, affairs, financial conditions and business operations as may be requested by Lender.

(f)                                   Continued Performance.  Borrower shall continue to perform and observe all terms and conditions contained in the Transaction Documents that are not specifically mentioned in this Agreement as the Specified Defaults.

7.                                      Bankruptcy Matters.

(a)                                 Borrower represents and warrants to Lender that Borrower has not made a determination to file any voluntary petition under any chapter of the United States Bankruptcy Code (11 U.S.C. §101, et seq.) (the “Bankruptcy Code”), or to, directly or indirectly, cause Borrower to file any insolvency proceeding or to have any insolvency proceeding filed against Borrower, and that Borrower has no Knowledge that the Company has a present intent to file a voluntary petition under any chapter of the United States Bankruptcy Code.  Borrower represents and warrants to Lender that it has no actual knowledge of any intention by any party or creditor to file any insolvency proceeding against Borrower or the Company.  Borrower agrees to notify Lender immediately in the event Borrower has Knowledge that Borrower or the Company has a present intent to file a voluntary petition under any chapter of the United States Bankruptcy Code or that any party or creditor intends to file any insolvency proceeding against Borrower or the Company.

(b)                                 Borrower further acknowledges and agrees that, to the maximum extent permitted by applicable law, in the event Borrower shall ever become the subject of any insolvency proceeding, then Lender shall immediately become entitled, among other relief to which Lender may be entitled under the Transaction Documents, and at law or in equity, to obtain upon ex parte application therefor and without further notice or action of any kind, (i) an order from any court of competent jurisdiction (the “Court”) prohibiting the use by the trustee in bankruptcy, or by Borrower as debtor-in-possession, of Lender’s “cash collateral” (as such term is defined in Section 363 of the Bankruptcy Code) in connection with the Transaction Documents; (ii) an order from the Court granting immediate relief from the automatic stay pursuant to Section 362 of the Bankruptcy Code so as to permit Lender to exercise all of Lender’s rights and remedies pursuant to the Transaction Documents, and at law and in equity, and Borrower further acknowledges and agrees that (A) the occurrence or existence of any breach or default under this Agreement or any Event of Default shall, in and of itself, constitute “cause” for relief from the automatic stay pursuant to the provisions of Section 362(d)(1) of the Bankruptcy Code, and (B) in no event shall Borrower contest a motion to lift the automatic stay filed by Lender.

(c)                                  As additional consideration for Lender’s execution of this Agreement, Borrower agrees in the event any insolvency proceeding is filed by or against Borrower, Borrower shall not reject this Agreement, nor contest any claim or assertion by Lender that this Agreement is binding on the parties hereto, and that valuable consideration has been received by Borrower for this Agreement.

(d)                                 Borrower represents and warrants to Lender and agrees as follows:  (i) Borrower has assured Lender that if the consensual out-of-court restructuring contemplated by this Agreement cannot be carried out by Borrower in accordance with the terms of this Agreement, then, to the maximum extent permitted by applicable law, Borrower intends to allow Lender to foreclose and exercise all of Lender’s other rights and remedies as a secured creditor;

(ii) Borrower has not made a determination to commence any insolvency proceeding and has no intention of seeking any non-consensual relief against Lender in any insolvency proceeding; (iii) any filing by Borrower of any insolvency proceeding or the exercise of like or similar rights by Borrower prior to satisfaction of the Obligation to Lender would be inconsistent with and contrary to the intentions of the parties hereto; (iv) Borrower cannot formulate or implement a successful plan of reorganization, restructuring or similar relief in any such insolvency proceeding that would adequately and sufficiently protect the rights of Lender or enable Borrower to satisfy Borrower’s obligations to Lender; (v) in light of the foregoing, if any insolvency proceeding is filed by or against Borrower, Lender shall have the right, among other things, to seek and obtain immediate relief from any stay as to the Pledged Collateral for the obligations secured thereby and to have the exclusivity period for the filing of any plan of reorganization terminated, and Borrower shall be estopped from objecting to or opposing in any manner the relief requested by Lender or the termination of any such exclusivity period in a bankruptcy proceeding; and (vi) Borrower will not solicit, assist or encourage any third party to file any insolvency proceeding petition against Borrower.  Lender is relying on, among other things, the representations and warranties contained in this Section 7 in entering into this Agreement.

8.                                      Other Acknowledgements.

(a)                                 Acknowledgement and Reaffirmation of Obligation.  Borrower hereby acknowledges, confirms and agrees that as of the close of business on January 30, 2013, prior to giving effect to the Payment, Borrower was indebted to Lender in the following amounts (each as defined in the Restated Senior Exchangeable Note):

Principal:	U.S.$	30,000,000
Premium:	U.S.$	28,593,750
Prior Late Charges:	U.S.$	4,374,465
Forbearance Late Charges:	U.S.$	4,213,934
Additional Late Charges:	U.S.$	25,107,718
Expenses	U.S.$	298,099
Total Obligation:	U.S.$	92,587,965

All such Obligation owing by Borrower, together with premium and late charges accrued and accruing thereon, and all fees, costs, expenses and other charges now or hereafter payable by Borrower to Lender, are unconditionally owing by Borrower to Lender, without offset, defense, withholding, counterclaim or deduction of any kind, nature or description whatsoever and shall be payable in accordance with the terms of the Note and the other Transaction Documents.

Borrower hereby acknowledges that the Transaction Documents and the Obligation constitute the valid and binding obligations of Borrower enforceable against Borrower in accordance with their respective terms, and Borrower hereby reaffirms its obligations under the Transaction Documents.  Lender’s entry into this Agreement or any of the documents referenced herein, its negotiations with any party with respect to Borrower, its conduct of any analysis or investigation of any Pledged Collateral for the Obligation or any Transaction Document, its acceptance of any payment from Borrower or any other party of any payments made prior to the date hereof, or any other action or failure to act on the part of Lender shall not constitute (i) a modification of any Transaction Document, or (ii) a waiver of any Event of Default under the Note, including, without limitation, the Initial Specified Default or the Additional Specified Default, or a waiver of any term or provision of any Transaction Document.

(b)                                 Acknowledgement of Security Interests.  Borrower hereby acknowledges, confirms and agrees that the Collateral Agent, for the benefit of Lender, has and shall continue to have valid, enforceable and perfected first-priority liens in the Pledged Collateral granted to the Collateral Agent, for the benefit of Lender, pursuant to the Transaction Documents or otherwise granted to or held by the Collateral Agent, for the benefit of Lender.

(c)                                  Acknowledgment of No Lender Obligations.  Borrower hereby acknowledges, confirms and agrees that as a result of the Specified Defaults, Lender has no obligation to make any loans or financial accommodations to Borrower.

(d)                                 Binding Effect of Documents.  Borrower hereby acknowledges, confirms and agrees that:  (i) each of the Transaction Documents to which it is a party has been duly executed and delivered to Lender by Borrower, and each is in full force and effect as of the date hereof, (ii) the agreements and obligations of Borrower contained in this Agreement and the other Transaction Documents constitute the legal, valid and binding obligations of Borrower and its successors and assigns, enforceable against Borrower and its successors and assigns in accordance with their respective terms, and Borrower and its successors and assigns have no valid defense to the enforcement of the Obligation and such guaranteed indebtedness, and (iii) Lender is and shall be entitled to the rights, remedies and benefits provided for in the Transaction Documents (as such rights, remedies and benefits may be limited by applicable laws and as set forth in this Agreement) and under applicable law or at equity.

(e)                                  No Disregard of Transaction Documents.  Borrower acknowledges that the parties hereto have not entered into a mutual disregard of the terms and provisions of the Note or the other Transaction Documents, or engaged in any course of dealing in variance with the terms and provisions of the Note or the other Transaction Documents, within the meaning of any applicable law of the State of New York, or otherwise.

(f)                                   Borrower Remains in Control.  Borrower acknowledges that it remains in control of its business and affairs and determines the business plan, for, and employment, management and operating directions and decisions for its business and affairs.

9.                                      Payment of Costs and Fees.  Borrower shall pay to Lender all reasonable costs, fees, expenses and charges of every kind in connection with the preparation, negotiation, execution and delivery of this Agreement and any documents and instruments relating hereto, including the other Transaction Documents (which costs will include the reasonable fees and expenses of attorneys retained by Lender).

10.                               Compromise Negotiations.  Other than the provisions of this Agreement explicitly set forth herein, any discussions between the parties hereto in reference to the drafting hereof (the “Negotiations”) shall not be utilized or admissible in any subsequent litigation between the parties hereto.  All such Negotiations shall be considered “compromise negotiations” pursuant to N.Y. C.P.L.R. 4547, Fed. R. Evid. 408 and any comparable provision of any other state or federal law which may now or in the future be deemed applicable to the Negotiations, and none of such Negotiations shall be considered “otherwise discoverable” or be permitted to be discoverable or admissible for any other purpose except to prove “bias, prejudice, interest of a witness or a party, negativing a contention of undue delay, or an effort to obstruct a criminal investigation or prosecution” as provided by N.Y. C.P.L.R. 4547, Fed. R. Evid. 408 and any comparable provision of any other state or federal law which may now or in the future be deemed applicable to the Negotiations.  For purposes of clarification, notwithstanding the foregoing, if a dispute arises out of this Agreement, the parties shall have the absolute right to resolve such dispute in the courts specified in Section 9(a) of the Note Purchase Agreement.

11.                               Waiver of Bond.  BORROWER WAIVES THE POSTING OF ANY BOND OTHERWISE REQUIRED OF LENDER IN CONNECTION WITH ANY JUDICIAL PROCESS OR PROCEEDING OR TO ENFORCE ANY JUDGMENT OR OTHER COURT ORDER ENTERED IN FAVOR OF THE AGENTS OR ANY OTHER MEMBER OF LENDER OR TO ENFORCE BY SPECIFIC ENFORCEMENT, ANY TEMPORARY RESTRAINING ORDER, PRELIMINARY OR PERMANENT INJUNCTIONS, OR THIS AGREEMENT.

12.                               Time of Essence.  Time is of the essence in the payment and performance of each portion of the Obligation and with respect to all covenants and conditions to be satisfied by Borrower in this Agreement, the other Transaction Documents and all other documents, acknowledgments and instruments delivered in connection herewith.

13.                               Release; Covenant Not to Sue.

(a)                                 Effective on the date hereof, Borrower, for itself and on behalf of its successors, assigns and officers, directors, employees, agents and attorneys, and any Person acting for or on behalf of, or claiming through it, hereby waives, releases, remises and forever discharges Lender, each of its Affiliates, and each of its successors in title, past, present and future officers, directors, employees, limited partners, general partners, investors, attorneys, assigns, subsidiaries, shareholders, trustees, agents and other professionals and all other persons and entities to whom Lender would be liable if such persons or entities were found to be liable to Borrower (each a “Releasee” and collectively, the “Releasees”), from any and all past and present claims, suits, liens, lawsuits, adverse consequences, amounts paid in settlement, debts, deficiencies, diminution in value, disbursements, demands, obligations, liabilities, causes of action, damages, losses, costs and expenses of any kind or character, whether based in equity, law, contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law (each a “Claim” and collectively, the “Claims”), whether known or unknown, fixed or contingent, direct, indirect or derivative, asserted or unasserted, matured or unmatured, foreseen or unforseen, past or present, liquidated or unliquidated, suspected or unsuspected, which Borrower ever had, or now has, against any such Releasee which relates, directly or indirectly to the Note, any other Transaction Document, or to any acts or omissions of any such Releasee with respect to the Note or any other Transaction Document, or to the lender-borrower relationship evidenced by the Transaction Documents, except for the duties and obligations set forth in this Agreement and the other Transaction Documents.  As to each and every Claim released hereunder, Borrower hereby represents that it has received the advice of legal counsel with regard to the releases contained herein.

As to each and every Claim released hereunder, Borrower also waives the benefit of each provision of applicable federal or state law (including, without limitation, the laws of the state of New York), if any, pertaining to general releases after having been advised by its legal counsel with respect thereto.

Borrower acknowledges that it may hereafter discover facts different from or in addition to those now known or believed to be true with respect to such Claims and agrees that this instrument shall be and remain effective in all respects notwithstanding any such differences or additional facts.  Borrower agrees that no fact, event, circumstance, evidence or transaction which could now be asserted or which may hereafter be discovered shall affect in any manner the final, absolute and unconditional nature of the release set forth above, which release shall remain in full force and effect after the execution date hereof.  This release shall remain in full force and effect notwithstanding the discovery by Borrower that any fact relied upon by it was incorrect.  Borrower understands, acknowledges and agrees that the release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release.

(b)                                 Borrower, for itself and on behalf of its successors, assigns, and officers, directors, employees, agents and attorneys, and any Person acting for or on behalf of, or claiming through it, hereby absolutely, unconditionally and irrevocably, covenants and agrees with and in favor of each Releasee above that (i) none of the provisions of the above release shall be construed as or constitute an admission of any liability on the part of any Releasee; and (ii) it will not sue (at law, in equity, in any regulatory proceeding or otherwise) any Releasee on the basis of any Claim released, remised and discharged by such Person pursuant to this Section 13.  Borrower further agrees that it shall not dispute the validity or enforceability of the Note or any of the other Transaction Documents or any of its obligations thereunder, or the validity, priority, enforceability or the extent of the Collateral Agent’s liens on any item of Pledged Collateral under the Note or the other Transaction Documents.  If Borrower or any of its respective successors, assigns, or officers, directors, employees, agents or attorneys, or any Person acting for or on behalf of, or claiming through it violate the foregoing covenant, Borrower, for itself and its successors, assigns and legal representatives, agrees to pay, in addition to such other damages as any Releasee may sustain as a result of such violation, all reasonable attorneys’ fees and costs incurred by such Releasee as a result of such violation.  In agreeing to the foregoing release, Borrower expressly disclaims any reliance on any representations or warranties, acts or omissions by any of the Releasees and hereby agrees and acknowledges that the validity and effectiveness of the above release do not depend in any way on any such representations or warranties, acts or omissions or the accuracy, completeness or validity thereof.

(c)                                  The provisions of this Section 13 shall survive the termination of this Agreement and the other Transaction Documents and the payment in full of the Obligation.

(d)                                 Borrower acknowledges that the foregoing release is a material inducement to Lender’s decision to enter into this Agreement.

14.                               Specific Performance.  It is understood and agreed by each of the parties hereto that money damages would not be a sufficient remedy for any breach of this Agreement by any party and each non-breaching party shall be entitled to specific performance and injunctive or other equitable relief as a remedy of any such breach.

15.                               Severability.  If any provision of this Agreement is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Agreement so long as this Agreement as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties.  The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

16.                               Integration.  This Agreement, and the terms and provisions hereof, which terms shall be deemed to include the annexes, Exhibits and schedules hereto, together with the other Transaction Documents, and the other documents delivered pursuant hereto or thereto (each as amended, supplemented or otherwise modified from time to time), incorporate all negotiations of the parties hereto with respect to the subject matter hereof and set forth in full the terms of agreement between the parties and are intended as the full, complete and exclusive contracts governing the relationship between the parties with respect to the transactions contemplated herein, superseding all other discussions, promises, representations, agreement and understandings, whether express or implied, oral or written, between the parties with respect thereto.

17.                               Submission of Agreement.  The submission of this Agreement to the parties or their agents or attorneys for review or signature does not constitute a commitment by Lender to forbear from exercising any of its rights and remedies under the Transaction Documents, and this Agreement shall have no binding force or effect until all of the conditions to the effectiveness of this Agreement have been satisfied as set forth herein.

18.                               Modification and No Further Commitment.  This Agreement may not be amended, waived, supplemented or otherwise modified in any manner without the written consent of the party against whom the amendment, waiver, supplement or other modification is sought to be enforced.  Borrower acknowledges and agrees that (i) Lender has no obligation whatsoever to discuss, negotiate or to agree to any restructuring of the Obligation under the Note, or any modification, amendment, waiver, supplement, restructuring or reinstatement of the Transaction Documents, or to forbear from exercising Lender’s rights and remedies under the Transaction Documents, except as specifically provided in this Agreement, and (ii) if there are any future discussions among Lender and Borrower concerning any such modification, amendment, waiver, supplement, restructuring or reinstatement, then no modification, amendment, waiver, supplement, restructuring, reinstatement, compromise, settlement, agreement or understanding with respect to the loans or Obligation under the Note or the Transaction Documents shall constitute a legally binding agreement or contract or have any force or effect whatsoever unless and until reduced to writing and signed by authorized representatives of Lender, and none of the parties hereto shall assert or claim in any legal proceedings or otherwise that any such agreement exists except in accordance with the terms of this Section 18.

19.                               Reaffirmation of Obligations.  Borrower hereby reaffirms its obligations under each Transaction Document to which it is a party.  Borrower hereby further ratifies and reaffirms the validity and enforceability of all of the liens heretofore granted, pursuant to and in connection with the Pledge Agreement or any other Transaction Document, to the Collateral Agent, on behalf and for the benefit of Lender, as collateral security for the obligations under the Transaction Documents in accordance with their respective terms, and acknowledges that all of such liens, and all Pledged Collateral heretofore pledged as security for such obligations, continues to be and remains the Pledged Collateral for such obligations from and after the date hereof.

20.                               Ratification.  Borrower hereby restates, ratifies and reaffirms each and every term and condition set forth in the Note and the Transaction Documents effective as of the date hereof and as amended or restated in connection herewith or hereby.

21.                               Effect on Transaction Documents.

(a)                                 The Note and each of the other Transaction Documents shall be and remain in full force and effect in accordance with their respective terms and are hereby ratified and confirmed in all respects.  The execution, delivery and performance of this Agreement shall not operate, except as expressly set forth herein, as a forbearance, waiver, consent or modification of any right, power or remedy of Lender under the Note or any other Transaction Document.  The forbearance, waivers, consents and modifications herein are limited to the specifics hereof (including facts or occurrences on which the same are based), shall not apply with respect to any facts or occurrences other than those on which the same are based, shall not excuse any non-compliance with the Transaction Documents and shall not operate as a consent to any matter under the Transaction Documents.  Except for the forbearance, waivers, consents and other modifications expressly set forth above, including the amendment and restatement of the Restated Senior Exchangeable Note as the Note and the amendment of the Drag-Along Agreement pursuant to the Drag-Along Agreement Amendment, the text of the Transaction Documents shall remain unchanged and in full force and effect and Lender expressly reserves the right to require strict compliance with the terms of the Note and the other Transaction Documents.  The execution, delivery and performance of this Agreement shall not operate as a waiver of or, except as expressly set forth herein, as an amendment or modification of, any right, power or remedy of Lender in effect prior to the date hereof.  The forbearance, waivers, consents and other modifications contained herein are limited to the precise terms hereof, shall not apply with respect to any facts or occurrences other than those on which the same are based, shall not (i) excuse future non-compliance with the Transaction Documents, (ii) operate as a consent to any further or other matter under the Transaction Documents, or (iii) operate as a waiver of any Event of Default.  Lender is not obligated to consider or consent to any additional request by Borrower for any other forbearance, waiver, consent or other modification with respect to the Note.  To the extent that any terms, conditions or provisions of this Agreement shall contradict or be in conflict with any terms, conditions or provisions of the Note or the other Transaction Documents, after giving effect to this Agreement, such terms, conditions and provisions are hereby deemed modified or amended accordingly to reflect the terms and conditions of the Note and the other Transaction Documents as modified or amended hereby.

(b)                                 Upon and after the effectiveness of this Agreement, each reference in the Note to “this Agreement”, “hereunder”, “herein”, “hereof” or words of like import referring to the Note, and each reference in the other Transaction Documents to “the Note”, “thereunder”, “therein”, “thereof” or words of like import referring to the Note, shall mean and be a reference to the Note as modified and amended hereby.

(c)                                  This Agreement is a Transaction Document.

(d)                                 Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, references to the masculine, feminine or neuter gender shall include each other, the terms “includes” and “including” are not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or”.

22.                               Survival.  All covenants, representations and warranties, indemnities and releases contained in this Agreement shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, regardless of any investigation made by Lender or on its behalf.

23.                               No Waiver; Cumulative Remedies.  No failure to exercise and no delay in exercising, on the part of Lender, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

24.                               Notices; Amendment to Note Purchase Agreement.  All notices, requests, and demands to or upon the respective parties hereto shall be given in accordance with Section 19(a) of the Note; provided that effective as of August 10, 2011, the reference to “466 Lexington Avenue” in Section 9(f) of the Note Purchase Agreement shall be deemed restated in its entirety as “450 Lexington Avenue”.

25.                               Counterparts.  This Agreement may be executed by one or more of the parties hereto on any number of separate counterparts, each of which when so executed and delivered, shall be deemed an original and all of which, when taken together, shall be deemed to constitute one and the same instrument.  Delivery of an executed counterpart of this Agreement by telefacsimile or other electronic methods of transmission shall be as effective as delivery of a manually executed counterpart hereof.  Any party delivering an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Agreement, but the failure to deliver an original executed counterpart shall not affect the validity, enforceability and binding effect of this Agreement.

26.                               Headings.  The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

27.                               Rights of Third Persons.  Each of the parties hereto agrees that no third Persons shall have any rights, interest or claims hereunder or be entitled to any benefits under or on account of this Agreement as a third-party beneficiary or otherwise.

28.                               Governing Law; Jurisdiction; Jury Trial.  All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York.  Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper.  Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Borrower hereby appoints CT Corporation System, with offices located at 111 Eighth Avenue, New York, NY 10011, as its agent for service of process in New York.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.  EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

29.                               Construction.  This Agreement shall not be construed more strictly against Lender merely by virtue of the fact that the same has been prepared by Lender or its counsel, it being recognized that Borrower and Lender have contributed substantially and materially to the preparation of this Agreement, and each party acknowledges and waives any claim contesting the existence and the adequacy of the consideration given by any of the other parties hereto in entering into this Agreement.

30.                               Benefit.  This Agreement shall be binding upon and shall inure to the benefit of Borrower and Lender, and their respective successors and assigns; provided that Borrower shall have no right to assign any of its rights or duties under this Agreement.

31.                               Relationship of Borrower and Lender.  The relationship between Borrower and Lender is solely that of debtor and creditor, and Lender has no fiduciary or other special relationship with Borrower, and no term or condition of this Agreement or any other Transaction Document shall be construed so as to deem the relationship between Borrower and Lender to be other than that of debtor and creditor.

32.                               Lender Not Liable for Expenses.  Nothing in this Agreement shall be intended or construed to hold Lender liable or responsible for any expense, disbursement, liability or obligation of any kind or nature whatsoever, including, without limitation, wages, salaries, payroll taxes, deposits, withholding, benefits or other amounts payable to or on behalf of Borrower.

33.                               Additional Waivers by Borrower.  Borrower waives:  (i) presentment, demand and protest and notice of presentment, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all commercial paper accounts, contract rights, documents, instruments, chattel paper and guaranties at any time held by Lender on which Borrower may in any way be liable and hereby ratifies and confirms whatever Lender may do in this regard; (ii) notice prior to taking possession or control of the Pledged Collateral; (iii) the benefit of all valuation, appraisement and exemption laws; and (iv) notice of acceptance hereof.  Borrower acknowledges that the foregoing waivers are a material inducement to Lender entering into this Agreement and that Lender is relying upon the foregoing waivers in its future dealings with Borrower.  Borrower represents and warrants that it has fully reviewed and understands the foregoing waivers.

34.                               Currency.  Unless otherwise indicated, all dollar amounts referred to in this Agreement are in U.S. dollars.  All amounts owing under this Agreement shall be paid in U.S. dollars.  All amounts denominated in other currencies shall be converted into the U.S. dollar equivalent amount in accordance with the Exchange Rate on the date of calculation.  “Exchange Rate” means, in relation to any amount of currency to be converted into U.S. dollars pursuant to this Agreement, the U.S. dollar exchange rate as published in The Wall Street Journal on the relevant date of calculation.

35.                               Further Assurances.  Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Borrower and Lender have caused their respective signature page to this RESTATED FORBEARANCE AGREEMENT to be duly executed as of the date first written above.

BORROWER:

BEAMS POWER INVESTMENT LIMITED

By:	/s/ Liang Zhang
Name: Liang Zhang
Title: Authorized Signatory

LENDER:

WARBURG PINCUS PRIVATE EQUITY IX, L.P.

By:	Warburg Pincus IX LLC, its general partner

By:	Warburg Pincus Partners, LLC, its sole member

By:	Warburg Pincus & Co., its managing member

By:	/s/ Timothy J. Curt
Name: Timothy J. Curt
Title: Partner

EXHIBITS

Exhibit A	Second Restated Senior Exchangeable Note
Exhibit B	Drag-Along Agreement Amendment
Exhibit C	Form of (Borrower) Director’s Certificate
Exhibit D	Form of Opinion of Outside British Virgin Islands Counsel to Borrower
Exhibit E	Form of Opinion of Outside U.S. Counsel to Borrower
Exhibit F	Form of (Company) Secretary’s Certificate
Exhibit G	Form of Stock Power
Exhibit H	Common Stock Certificates
Exhibit I	List of Subsidiaries

EXHIBIT A

SECOND RESTATED SENIOR EXCHANGEABLE NOTE

A-1

EXHIBIT B

DRAG-ALONG AGREEMENT AMENDMENT

B-1

EXHIBIT C

FORM OF (BORROWER) DIRECTOR’S CERTIFICATE

C-1

EXHIBIT D

FORM OF OPINION OF OUTSIDE BRITISH VIRGIN ISLANDS COUNSEL
TO BORROWER

3.1                               The Company is a company limited by shares registered under the Act, in good standing at the Registry of Corporate Affairs, duly incorporated and validly existing under the laws of the British Virgin Islands, and possesses the capacity to sue and be sued in its own name.

3.2                               The Company has full power and authority under its Memorandum and Articles of Association to enter into, execute and perform its obligations under the Transaction Documents.

3.3                               The execution and delivery of the Transaction Documents and the performance by the Company of its obligations thereunder do not conflict with or result in a breach of any of the terms or provisions of the Memorandum and Articles of Association of the Company or any law, public rule or regulation applicable to the Company in the British Virgin islands currently in force.

3.4                               The execution, delivery and performance of the Transaction Documents have been authorised by and on behalf of the Company and the Transaction Documents have been duly executed and delivered on behalf of the Company and constitute the legal, valid and binding obligations of the Company enforceable in accordance with their terms.

3.5                               No authorisations, consents, approvals, licences, validations or exemptions are required by law from any governmental authorities or agencies or other official bodies in the British Virgin Islands in connection with:

(a)                                 the creation, execution or delivery of the Transaction Documents by the Company;

(b)                                 enforcement of the Transaction Documents against the Company; or

(c)                                  the performance by the Company of its obligations under any of the Transaction Documents.

3.6                               With the exception of filing fees charged by the Registry of Corporate Affairs in respect of any optional filings made at the Registry of Corporate Affairs no taxes, fees or charges (including stamp duty) are payable (either by direct assessment or withholding) to the government or other taxing authority in the British Virgin Islands under the laws of the British Virgin Islands in respect of;

(a)                                 the execution or delivery of the Transaction Documents;

(b)                                 the enforcement of the Transaction Documents; or

(c)                                  payments made under, or pursuant to, the Transaction Documents.

Companies incorporated or registered under the Act are currently exempt from income and corporate tax. In addition, the British Virgin Islands currently does not levy capital gains tax on companies incorporated or registered under the Act. There is no applicable statutory usury or interest limitation law in the British Virgin Islands which would restrict the recovery of payments or the performance by the Company of its obligations under the Transaction Documents.

3.7                               The courts of the British Virgin Islands will observe and give effect to the choice of the laws of the State of New York as the governing law of the Transaction Documents.

3.8                               Based solely on our inspection of the High Court Registry from the date of incorporation of the Company there were no actions or petitions pending against the Company in the High Court of the British Virgin Islands as at the time of our searches on 4 August 2011.

3.9                               On the basis of our searches conducted at the Registry of Corporate Affairs and at the High Court Registry, no currently valid order or resolution for the winding-up of the Company and no current notice of appointment of a receiver over the Company, or any of its assets, appears on the records maintained in respect of the Company. It is a requirement that notice of appointment of a receiver made under section 118 of the Insolvency Act 2003 be registered with the Registry of Corporate Affairs under section 118 of the Insolvency Act 2003. However, it should be noted that there is no mechanism to file with the Registry of Corporate Affairs notice of an appointment of a receiver made under foreign legislation. In addition, we refer you to the Registered Agent’s Certificate that states that the registered agent is not aware that any liquidation, dissolution or insolvency proceedings have been commenced against the Company or that a receiver has been appointed over the Company or any of its assets.

3.10                        Our search at the Registry of Corporate Affairs revealed that charges created by the Company have been registered pursuant to section 163 of the Act, copies of which are attached as Annexure [C].

3.11                        The submission to the jurisdiction of the courts of the State of New York contained in the Transaction Documents is a valid one and will be upheld by the courts of the British Virgin Islands.

3.12                        Service of process in the British Virgin Islands on the Company may be effected by leaving at the registered office of the Company the relevant document to be served. On the basis of our search at the Registry of Corporate Affairs, the registered office of the Company is Akara Building, 24 De Castro Street, Wickhams Cay 1, Road Town, Tortola, British Virgin Islands.

3.13                        Any final and conclusive monetary judgment obtained against the Company in the courts of the State of New York in respect of the Transaction Documents, for a definite sum, may be treated by the courts of the British Virgin islands as a cause of action in itself so that no retrial of the issues would be necessary provided that in respect of the foreign judgment:

(a)                                 the foreign court issuing the judgment had jurisdiction in the matter and the Company either submitted to such jurisdiction or was resident or carrying on business within such jurisdiction and was duly served with process;

(b)                                 the judgment given by the foreign court was not in respect of penalties, taxes, fines or similar fiscal or revenue obligations of the Company;

(c)                                  in obtaining judgment there was no fraud on the part of the person in whose favour judgment was given or on the part of the court;

(d)                                 recognition or enforcement of the judgment in the British Virgin Islands would not be contrary to public policy; and

(e)                                  the proceedings pursuant to which judgment was obtained were not contrary to natural justice.

On the facts of this matter presented to us we know of no reason, at the date hereof, which would prevent or hinder the enforcement of such a final judgment in the British Virgin Islands.

3.14                        It is not necessary to be licensed, qualified or otherwise entitled to carry on business in, or otherwise registered with, any governmental or other authority of or in the British Virgin Islands in order to claim and enforce in the British Virgin Islands any right in the Transaction Documents.

3.15                        It is not necessary to ensure the legality, validity, enforceability or admissibility in evidence of the Transaction Documents that any document be filed, recorded or enrolled with any governmental authority or agency or any official body in the British Virgin Islands.

3.16                        The parties to the Transaction Documents (other than the Company) will not be deemed to be resident, domiciled or carrying on business in, or subject to, the laws of the British Virgin Islands by reason only of the execution, delivery, performance or enforcement of the Transaction Documents.

3.17                        The Company is subject to the jurisdiction of the courts of the British Virgin Islands and is not entitled to claim any immunity from suit or execution of any judgment on the grounds of sovereignty or otherwise.

3.18                        In relation to the Pledge:

(a)                                 the courts of the British Virgin Islands will recognise the security interest created by the Pledge;

(b)                                 no steps are required as a matter of British Virgin Islands law to perfect such security interest. However it is a requirement of the Act that the Company keep a register of all relevant charges created by the Company (the “Register”), either at the Company’s registered office, or at the office of the Company’s registered agent.

Details of the Pledge should therefore be entered into the Register. Furthermore, for the purposes of priority, an application should be made to the British Virgin islands Registrar of Corporate Affairs to register the charge created by the Pledge at the Registry of Corporate Affairs; and

(c)                                  subject to registration as detailed in paragraph 3.18(b) above, the security interest created by the Pledge will have priority over any claims by third parties (other than those preferred by law) including any liquidator or a creditor of the Company, subject in the case of a winding up of the Company in a jurisdiction other than the British Virgin Islands to any provisions of the laws of that jurisdiction as to priority of claims in a winding up.

EXHIBIT E

FORM OF OPINION OF OUTSIDE U.S. COUNSEL TO BORROWER

E-1

(1)	Each Forbearance and Amendment Document constitutes the legal, valid and binding obligation of the Borrower.

(2)

The execution and delivery by the Borrower of the Forbearance and Amendment Documents do not, and the Borrower’s performance of its obligations under such Transaction Documents will not, violate any Applicable Laws.

(3)

No order, consent, permit or approval of any New York or federal governmental authority pursuant to Applicable Laws that we have, in the exercise of customary professional diligence, recognized as applicable to the Borrower or to transactions of the type contemplated by the Forbearance and Amendment Documents is required on the part of the Borrower for the execution and delivery of, and performance of its obligations under, the Forbearance and Amendment Documents to which it is a party, except for such as have been made or obtained.

(4)

The Share Pledge Agreement is effective to create in favor of the Collateral Agent a security interest in the Borrower’s rights in the Pledged Collateral in which a security interest may be created under Article 9 of the NY UCC (such collateral being referred to herein as the “Article 9 Collateral”).

(5)

Assuming that the Borrower delivers “security certificates” (as defined in Section 8-102(a)(16) of the NY UCC) representing the Pledged Collateral listed on Schedule I attached hereto (the “Certificated Security Collateral”) to the Collateral Agent in the State of New York, duly endorsed to the Collateral Agent or in blank, and assuming that the security certificates are continuously held by the Collateral Agent in the State of New York at all times following such delivery, the security interest of the Collateral Agent in the Certificated Security Collateral will constitute a perfected security interest in such Certificated Security Collateral, and assuming that the Collateral Agent receives such security certificates without “notice of an adverse claim” (within the meaning of the Section 8-105 of the NY UCC), the Collateral Agent’s security interest in the Certificated Security Collateral will be free of adverse claims (as defined in Section 8-102(a)(1) of the NY UCC).

(6)

The filing of the UCC-1 Financing Statement with the Recorder of Deeds of the District of Columbia (the “Filing Office”), is effective to perfect the security interest of the Collateral Agent in the Borrower’s interest in the Article 9 Collateral to the extent a security interest therein can be perfected under Article 9 of the NY UCC and under the DC UCC by the filing of a financing statement in the Filing Office.

E-2

EXHIBIT F

FORM OF (COMPANY) SECRETARY’S CERTIFICATE

F-1

EXHIBIT G-1

FORM OF STOCK POWER [MUST BE MEDALLION GUARANTEED]

G-1

STOCK ASSIGNMENT SEPARATE FROM CERTIFICATE

For value received, the undersigned, Beams Power Investment Limited, an International Business Companies Act company re-registered as a BVI business company under the laws of the British Virgin Islands, hereby sells, assigns, transfers and delivers unto                                                                                    an aggregate of                                                                  (                    ) shares of the                          Stock,                          par value, of Synutra International, Inc., a Delaware corporation (the “Company”), standing in the name of the undersigned on the books of the Company represented by Certificate No(s).                                      herewith, and does hereby irrevocably constitute and appoint                                                      as its attorney to transfer such stock on the-books of the Company and to take all necessary and appropriate action to effect any such transfer, with full power of substitution in the premises.

Dated:

BEAMS POWER INVESTMENT LIMITED

By:

	Name:	Xiuqing Meng
	Title:	Sole Director

G-2

EXHIBIT H

COMMON STOCK CERTIFICATES

36,000,000 shares of common stock of the Company, par value U.S.$0.0001 per share, of Synutra International, Inc., evidenced as follows:

STOCK CERTIFICATE NUMBER	SHARES	STOCK CERTIFICATE DATE
SII-04592	1,000,000	April 17, 2008
SII-04593	1,000,000	April 17, 2008
SII-04594	1,000,000	April 17, 2008
SII-04595	1,000,000	April 17, 2008
SII-04596	1,000,000	April 17, 2008
SII-04597	967,000	April 17, 2008
SII-04599	2,516,500	April 18, 2008
SII-04600	2,516,500	April 18, 2008
SII-04621	3,000,000	November 24, 2008
SII-04622	3,000,000	November 24, 2008
SII-04623	3,000,000	November 24, 2008
SII-04624	2,000,000	November 24, 2008
SII-04625	2,000,000	November 24, 2008
SII-04626	2,000,000	November 24, 2008
SII-04627	2,000,000	November 24, 2008
SII-04628	2,000,000	November 24, 2008
SII-04629	1,000,000	November 24, 2008
SII-04630	1,000,000	November 24, 2008
SII-04631	1,000,000	November 24, 2008
SII-04632	1,000,000	November 24, 2008
SII-04633	1,000,000	November 24, 2008
SII-04634	1,000,000	November 24, 2008
TOTAL	36,000,000

H-1

EXHIBIT I

LIST OF SUBSIDIARIES

Subsidiaries of Synutra International, Inc.

Subsidiary	Jurisdiction
Synutra, Inc.	Illinois
Shengyuan Nutritional Food Co., Ltd.	China
Heilongjiang Mingshan Dairy Co., Ltd.	China
Zhangjiakou Chahaer Dairy Co., Ltd.	China
Inner Mongolia Huiliduo Food Co., Ltd.	China
Meitek Technology (Qingdao) Co., Ltd.	China
Heilongjiang Baoquanling Shengyuan Dairy Co., Ltd.	China
Inner Mongolia Mengyuan Food Co., Ltd.	China
Heilongjiang Baoquanling Shengyuan Dairy Cow Breeding Co., Ltd.	China
Beijing Shengyuan Huiliduo Food Technology Co., Ltd.	China
Heilongjiang Longshan Dairy Co., Ltd.	China
Unisono B.V.	Netherlands
Synutra International Company Limited	BVI
Synutra International (HK) Company Limited	Hong Kong
Beijing Shengyuan Meitek Technology Development Co., Ltd.	China
Global Food Trading (Shanghai) Co., Ltd.	China
Qingdao Shengyuan Nutritional Beverage Co., Ltd.	China

Variable Interest Entity (VIE) and its subsidiaries of Synutra International, Inc.

VIE/Subsidiary	Jurisdiction
Beijing Shengyuan Huimin Technology Service Co., Ltd.	China
Nanjing Shengyuan Huiren Clinical Examination Co., Ltd.	China
Taiyuan Shengyuan Huiren Clinical Examination Co., Ltd.	China
Shijiazhuang Shengyuan Huiren Clinical Examination Co., Ltd.	China
Heilongjiang Shengyuan Huiren Clinical Examination Co., Ltd.	China

I-1